As filed with the Securities and Exchange Commission on December 13, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PINEAPPLE ENERGY INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10900 Red Circle Drive
Minnetonka, MN 55343
(Address of principal executive offices and zip code)

Pineapple Energy Inc. 2022 Equity Incentive Plan

(Full Title of the Plan)

Kyle Udseth
Chief Executive Officer
Pineapple Energy Inc.
10900 Red Circle Drive
Minnetonka, MN 55343
(952) 996-1674

 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the registration of an additional 500,000 shares of common stock, par value $0.05 per share (the “Common Stock”), of Pineapple Energy Inc. (the “Registrant”), issuable under the Company’s 2022 Equity Incentive Plan. Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2022 (Registration No. 333-264526) is incorporated herein by reference and made a part of this registration statement, except as amended hereby.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(a)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 14, 2022;

(b)          The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022;

(c)          The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 4, 2022, February 15, 2022, February 16, 2022, February 28, 2022, March 16, 2022, March 18, 2022, March 23, 2022, March 25, 2022, March 29, 2022, April 13, 2022, April 13, 2022, April 28, 2022, May 19, 2022, June 8, 2022, June 15, 2022, August 15, 2022, September 22, 2022, October 3, 2022, November 10, 2022, November 10, 2022, and December 9, 2022;

(d)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(e)          The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, which was filed with the SEC on January 24, 2003, including any amendment or report filed with the SEC for the purpose of updating such description, including the description contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) eliminate the personal liability of a director to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving breaches of the director’s duty of loyalty to the Company or its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; violations of sections 302A.559 or 80A.23 of the Minnesota Statutes; or any transaction from which the director derived any improper personal benefit. Article 10 of the Company’s Restated Bylaws, as amended, provide for the broad indemnification of the directors and officers of the Company and for advancement of litigation expenses to the fullest extent required or permitted by the Articles and current Minnesota law.

The Company also maintains insurance to assist in funding indemnification of directors and officers for certain liabilities.

Item 8.	Exhibits.

Exhibit	Description

4.1	Third Amended and Restated Articles of Incorporation of Pineapple Energy Inc. effective as of December 9, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 9, 2022)

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Communications Systems, Inc. (n/k/a Pineapple Energy Inc.) (included in Exhibit 4.1)

4.3	Restated Bylaws of Pineapple Energy Inc., as amended, effective as of April 13, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 13, 2022)

4.4	Pineapple Energy Inc. 2022 Equity Incentive Plan, as amended through December 7, 2022 (incorporated by reference to Exhibit No. 10.2 to the Company’s Current Report on Form 8-K filed on December 9, 2022)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Communications Systems, Inc.

23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Pineapple Energy, LLC

23.3	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Hawaii Energy Connection, LLC and E-Gear, LLC

23.4	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107.1	Filing Fee Table

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 13, 2022.

PINEAPPLE ENERGY INC.

By:	/s/ Kyle Udseth
Kyle Udseth, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Kyle Udseth and Eric Ingvaldson, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file with the Securities and Exchange Commission all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 13, 2022.

/s/ Kyle Udseth	Chief Executive Officer
Kyle Udseth	(Principal Executive Officer), Director

/s/ Eric Ingvaldson	Chief Financial Officer
Eric Ingvaldson	(Principal Financial Officer)

/s/ Kristin A. Hlavka	Corporate Controller
Kristin A. Hlavka	(Principal Accounting Officer)

/s/ Marilyn Adler	Director
Marilyn Adler

/s/ Thomas J. Holland	Director
Thomas J. Holland

/s/ Scott Honour	Director
Scott Honour

/s/ Roger H.D. Lacey	Director
Roger H.D. Lacey

/s/ Scott Maskin	Director
Scott Maskin

/s/ Randall D. Sampson	Director
Randall D. Sampson

/s/ Michael R. Zapata	Director
Michael R. Zapata